Exhibit GG
CONSENT, INTERVENTION AND AMENDMENT
Date: October 17, 2007
Reference is hereby made to the (i) amended and restated shareholders agreement (the “Shareholders Agreement”) by and among Power Technology Investment Corporation (“PTIC”), FMRC Family Trust (“FMRC”), Picchio Pharma Inc. (the “Corporation”) and Dr. Francesco Bellini dated as of November 9, 2006, and (ii) consent and intervention (the “Consent and Intervention”) executed as of July 12, 2007 by and among FMRC, Dr. Francesco Bellini, 18056 Yukon Inc. (“Yukon2”) and 1324286 Alberta Ltd. (“Alberta Ltd.”) and into which intervened PTIC and the Corporation.
Yukon2 has advised the Corporation, Alberta Ltd., FMRC and PTIC of the proposed transaction described on Schedule A hereto.
Rocabe Investments Inc. (“Newco”) hereby agrees, as and when it becomes a shareholder of the Corporation in accordance with the proposed transaction described in Schedule A hereto, to be bound by the terms and conditions of the Shareholders Agreement as if it was an additional original party thereto.
Each of Carlo Bellini, Roberto Bellini (being the current shareholders of Newco) and Newco hereby covenant to the other parties hereto that as long as Newco is a shareholder of the Corporation, Newco is and shall continue to be wholly-owned by Roberto Bellini and/or Carlo Bellini.
All capitalized terms set forth below which are not otherwise defined herein shall have the meaning given to such terms in the Shareholders Agreement.
The parties hereto hereby agree as follows:
a)	Newco shall be treated as a “Shareholder” for the purposes of the Shareholders Agreement and, except as otherwise provided herein, shall have all of the rights and obligations of the “Shareholders” pursuant to the Shareholders Agreement.

b)	Newco shall not be considered a “Permitted Transferee” pursuant to the Shareholders Agreement and, accordingly, (i) the provisions of Section 5.6 of the Shareholders Agreement shall not apply to the proposed transaction described in Schedule A; and (ii) the provisions of Section 3.4 of the Shareholders Agreement shall not apply to Newco such that, inter alia, FMRC shall not have an irrevocable power of attorney from Newco with respect to any matter arising under the Shareholders Agreement.

c)	Except as otherwise provided herein, although Newco is “Shareholder” for the purposes of the Shareholders Agreement, it shall have no rights pursuant to Sections 5.2, 5.3, 5.7.1 and 5.7.2 of the Shareholders Agreement.

d)	Newco shall comply with the provisions of Section 5.2 of the Shareholders Agreement if it desires to sell any of its CFS. However, where Newco desires to sell any of its CFS (i)

only PTIC shall be deemed to be a “Recipient” for the purposes of said Section 5.2 and (ii) no Shareholder shall be entitled to exercise any of its rights under Section 5.3 of the Shareholders Agreement.

e)	None of the Shareholders shall be entitled to exercise any of their rights under Section 5.3 of the Shareholders Agreement in respect of CPS in the event that PTIC or any Permitted Transferee thereof desires to sell any of its CPS.

f)	Except as provided in Section 13.4 of the Shareholders Agreement, the Corporation shall not be entitled to issue any additional CFS without the written consent of Newco.

g)	In section 5.4.1 of the Shareholders Agreement, the phrase “if such Global Offer is accepted by holders of more than ninety-five percent (95%) of the Shares (other than the Preferred Shares)” is hereby deleted and replaced with “if such Global Offer is accepted by PTIC, FMRC and Newco”.

h)	Each of Section 5.7.4 and 6.7.3 of the Shareholders Agreement is hereby deleted.

i)	Article 7 of the Shareholders Agreement is hereby deleted and replaced with the following:
“7.1 Holdings of Neurochem Inc.
As of the date hereof, the Corporation is the sole shareholder of Luxco II. Luxco II holds 11,068,368 Common Shares of Neurochem Inc. It is the intention of Newco and PTIC as shareholders of the Corporation that henceforth they shall each, independently the one from the other, be able to dispose of their attributable portion of Common Shares of Neurochem Inc. which are designated and segregated for them respectively as “Class F Neurochem Shares” and “Class P Neurochem Shares” and be able to receive their attributable portions of the proceeds thereof subject to Section 7.3 hereof. The holders of the Class F Special Shares are, subject to certain limitations provided herein and under the Act, entitled to the proceeds of disposition and dividends received by Luxco II on 5,534,184 common shares of Neurochem Inc. held by Luxco II (subject to fluctuation as provided in the Articles) which are designated as “Class F Neurochem Shares” by the board of managers of Luxco II and the holders of the Class P Special Shares are, subject to certain limitations provided herein and under the Act, entitled to the proceeds of disposition and dividends received by Luxco II on 5,534,184 common shares of Neurochem Inc. held by Luxco II (subject to fluctuation as provided in the Articles) which are designated as “Class P Neurochem Shares” by the board managers of Luxco II. It is contemplated that as a result of the implementation of Section 7.2 hereof that the number of Class F Neurochem Shares and Class P Neurochem Shares may not be equal in the future.
7.2 Dividends
Subject to Section 7.3, in the event that either (or both) of Newco, as a holder of the Class F Special Shares (such shares the “CFS”), and PTIC, as a holder of the Class P Special Shares (such shares the “CPS”) (each of Newco or PTIC the “Requesting

Shareholder”), desires that Luxco II sell some or all of the Class F Neurochem Shares or Class P Neurochem Shares, respectively, and realize the proceeds thereof it shall send written notice to the other Shareholders and the Corporation to such effect specifying the number of Class F Neurochem Shares (in the event that Newco is the Requesting Shareholder) or Class P Neurochem Shares (in the event that PTIC is the Requesting Shareholder) to be sold (the “Sale Notice”). Upon receipt of the Sale Notice, the Shareholders shall immediately use all commercially reasonable efforts to, subject to applicable law and regulation (including without limitation any securities laws and any policies and regulations of any applicable stock exchange) as well as any lock-up agreements or securities lending arrangements which may have been entered into by Luxco II, cause the Corporation to take all steps necessary to effect such sale and distribute the proceeds thereof in accordance with the terms hereof. Once the Corporation receives the proceeds from such sale, it shall immediately, subject to Section 7.3 but notwithstanding Section 6.6.12, distribute the net after-tax proceeds (being the proceeds of such sale received by the Corporation exclusive of Canadian, Luxembourg and any other applicable tax, duty or levy and recognizing the principle that each of FMRC and PTIC initially is entitled to the benefit of, indirectly, 50% of the Corporation’s tax losses) to the holders of CFS (in the event that Newco is the Requesting Shareholder) or the holders of CPS (in the event that PTIC is the Requesting Shareholder) by way of dividend. Without in any way limiting or precluding any other recourses of a Requesting Shareholder, in the event any Shareholder, other than the Requesting Shareholder, does not use commercially reasonable efforts to, subject to applicable law and regulation (including without limitation any securities laws and any policies and regulations of any applicable stock exchange) as well as any lock-up agreements or securities lending arrangements which may have been entered into by Luxco II, cause the Corporation to take all steps necessary to effect such sale and distribute the proceeds thereof in accordance with the terms hereof, such Shareholder shall be liable to the Requesting Shareholder, as liquidated damages, for an amount equal to 125% of the value of the Class F Neurochem Shares (in the event that Newco is the Requesting Shareholder) or Class P Neurochem Shares (in the event that PTIC is the Requesting Shareholder) which are the subject of the Sale Notice, such value to be equal to the value of such shares being, for the purposes hereof, the closing market price of the shares of Neurochem Inc. on the TSX on the date of the sending of the Sale Notice by the Requesting Shareholder. Such liquidated damages shall be payable within five (5) days of written request of such Requesting Shareholder. For greater certainty, and without limiting or in any way otherwise qualifying the scope of a Shareholder’s obligation to use “commercially reasonable efforts”, it is agreed and understood by the Parties that “commercially reasonable efforts” as used in this Section 7.2 shall exclude any consideration of the share price of the Class F Neurochem Shares or Class P Neurochem Shares as a result of such proposed sale and no shareholder shall fail to comply with a request of a Requesting Shareholder on the grounds that such sale will or may result in the reduction of the share price of the remaining Class F Neurochem Shares or Class P Neurochem Shares.
7.3 Repayment of Other Obligations
Notwithstanding Section 7.2, in the event that the Shareholders exercise their rights pursuant to Section 7.2 hereof and the Board is unable to agree on the quantum of the dividend to be declared and paid to shareholders of the CFS or CPS, as the case may be, (a “Disagreement”) any dividend on the CFS or CPS pursuant to Section 7.2 shall reflect the fact that, unless otherwise agreed in writing by the Shareholders, each of the Shareholders is ultimately responsible, taking into account the nature and amount of Shares held by such Shareholder, for the following amounts and all such dividend payments shall be net of such amounts as are necessary to reflect such Shareholder’s responsibility for: (i) any debt of the Corporation, and (ii) the redemption amount of the Preferred Shares and the payment of any contingent management fees/remuneration pursuant to the Management Agreement in accordance with the intention set forth at Section 5.7.3. For greater certainty, this Section 7.3 shall be binding on the Corporation, the Board and the Shareholders only in the case of a Disagreement. ”
j)	Except as expressly amended by this Consent, Intervention and Amendment, the Shareholders Agreement remains in full force and effect.

k)	For the purposes of Section 13.2 of the Shareholders Agreement, any notice to Newco shall be sent to:
759 Victoria Square, Suite 224,
Montreal, Quebec,
H2Y 2J7
Attention: Roberto Bellini
Fax: (514) 282-0553
The recitals to this Consent, Intervention and Amendment form part of this Consent, Intervention and Amendment as if set forth at length herein.
Subject to the foregoing, the parties hereto hereby consent to the proposed transaction described on Schedule A hereto. In this regard it is understood that this consent does not imply any agreement by any such party to any determination as to the fair market value of the CFS as described on Schedule A nor as to any calculations or assumptions underlying such determination.
This Consent, Intervention and Amendment shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.
The parties acknowledge that they have requested that this Consent, Intervention and Amendment and all documents, notices, correspondence and legal proceedings arising from this Consent, Intervention and Amendment or relating hereto be drawn up in English. Les parties reconnaissent qu’elles ont exigé que ce consentement, intervention et amendement ainsi que tout document, avis, correspondance et procédure légale découlant de cette convention d’amendement soient rédigés en anglais.

18056 YUKON INC.

Per:	/s/ Warner Thomas Koller
WARNER THOMAS KOLLER

ROCABE INVESTMENTS INC.

Per:	/s/ Roberto Bellini
Roberto Bellini

	/s/ Roberto Bellini	/s/ Carlo Bellini
	ROBERTO BELLINI	CARLO BELLINI

Accepted, acknowledged and agreed this 19th day of October, 2007.

POWER TECHNOLOGY INVESTMENT CORPORATION

Per:	/s/ Peter Kruyt
PETER KRUYT, President

Accepted, acknowledged and agreed this 19th day of October, 2007.

PICCHIO PHARMA INC.

Per:	/s/ Dr. Francesco Bellini
Dr. FRANCESCO BELLINI, Manager

Accepted, acknowledged and agreed this 19th day of October, 2007.

/s/ Vern Strang
Vern Strang es qualité trustee of FMRC FAMILY TRUST

Accepted, acknowledged and agreed this 19th day of October, 2007.

/s/ Dr. Francesco Bellini
DR. FRANCESCO BELLINI

Accepted, acknowledged and agreed this 19th day of October, 2007.

1324286 ALBERTA LTD.

Per:	/s/ Vernon H. Strang
VERNON H. STRANG

SCHEDULE A
Facts
Rocabe Investments Inc. (“Newco”) is a corporation owned equally by Roberto Bellini and Carlo Bellini.
Proposed Step
Transfer of Class F Special Shares of Picchio by Yukon2 to Newco in exchange for cash.
See attached pre- and post-transaction diagrams.

Before re-organization

After re-organization